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                                                                   EXHIBIT 23.01

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
FNB Financial Services Corporation:


     We consent to the inclusion in Amendment No. 1 to the Registration Statement of FNB Financial Services Corporation on Form S-2 relating to the registration of up to 747,500 shares of its Common Stock of our report dated February 10, 1998, relating to the consolidated balance sheets of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in such registration statement and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          CHERRY, BEKAERT & HOLLAND, L.L.P.

Greensboro, North Carolina

March 27, 1998